Exhibit 99.1

BrightView Announces Agreement to Repurchase Remaining Shares from MSD Partners

BLUE BELL, Pa., March 15, 2022 – BrightView Holdings, Inc. (NYSE: BV) today announced that it has entered into an agreement to repurchase the remaining 5.9 million shares of BrightView common stock held by MSD Partners and affiliates at a purchase price of $12.33 per share, representing a 6 percent discount from the NYSE official closing price of BrightView common stock on March 11, 2022.

The total purchase price for the shares will be approximately $72.8 million and will be funded from cash and cash equivalents on hand, as well as borrowings under the Company’s credit facilities. The transaction, which was made in connection with BrightView’s share repurchase program announced on December 6, 2021, is expected to be completed on April 4, 2022.

“We would like to thank MSD for their long-term partnership with BrightView,” said Andrew Masterman, BrightView President and CEO. “Since 2006, they have provided support and guidance while we have executed on our growth strategy and transitioned into a publicly-listed company.”

About BrightView

BrightView is the largest provider of commercial landscaping services in the United States. Through its team of approximately 20,000 employees, BrightView provides services ranging from landscape maintenance and enhancements to tree care and landscape development for thousands of customers’ properties, including corporate and commercial properties, HOAs, public parks, hotels and resorts, hospitals and other healthcare facilities, educational institutions, restaurants and retail, and golf courses, among others. BrightView is the Official Field Consultant to Major League Baseball.

Forward Looking Statements

This press release includes certain disclosures which contain “forward-looking statements.” You can identify forward-looking statements because they contain words such as “believes” and “expects.” Forward-looking statements are based on BrightView’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements can be found under the caption “Risk Factors” in our most recent annual report on Form 10-K filed with the SEC, as such risk factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website on www.sec.gov. Any forward-looking statement in this release speaks only as of the date of this release. BrightView undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Relations Contact:

John E. Shave, VP of Investor Relations

484.567.7148

John.Shave@BrightView.com

News Media Contact:

Fred Jacobs, VP of Communications & Public Affairs

484.567.7244

Fred.Jacobs@BrightView.com

Source: BrightView Landscapes